UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDERSECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                         Commission File Number 000-49630

                              China Autoparts, Inc.
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             (Exact name of registrant as specified in its charter)

                           276 Fifth Avenue, Suite 703
                            New York, New York 10001
                                  212-684-3760
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $.0001 per share

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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)  {x}        Rule 12h-3(b)(1)(i)   { }

        Rule 12g-4(a)(1)(ii) { }        Rule 12h-3(b)(1)(ii)  { }

        Rule 12g-4(a)(2)(i)  { }        Rule 12h-3(b)(2)(i)   { }

        Rule 12g-4(a)(2)(ii) { }        Rule 12h-3(b)(2)(ii)  { }

                                        Rule 15d-6            { }

Approximate  number of holders of record as of the certification or notice date:
11 persons

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      Pursuant to the  requirements  of the Securities and Exchange Act of 1934,
China Autoparts, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


     Date: May 9, 2005                  By:  /s/ Ding Ke
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                                             Ding Ke
                                             Executive Vice President